UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 31, 2006

ZAP
(Exact name of Registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3  Securities and Trading Markets

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 31, 2006, ZAP (the "Company") received written notice from the staff of the New York Stock Exchange (the "NYSE") that the Company's common stock would be suspended from trading on the NYSE Arca prior to market open on Wednesday, November 8, 2006 as a result of the Company’s failure to satisfy the NYSE Arca’s continued listing standards. The NYSE’s application to the Securities and Exchange Commission to delist the Company’s common stock is pending completion of applicable procedures, including any appeal by the Company of the NYSE staff’s determination. As of the date of this report, the Company does not intend to appeal the NYSE staff’s determination and is working with a market maker to have its common stock quoted on the OTC Bulletin Board.

As previously disclosed, the Company had received notification from the NYSE staff on August 23, 2006, that the Company was not in compliance with the NYSE Arca’s continued listing standards for minimum total net tangible assets or minimum net worth. The Company submitted a business plan to address non-compliance with the NYSE Arca’s listing standards. After reviewing these materials, the NYSE staff decided to proceed with the delisting as described above.

The press release announcing receipt of the notification from the NYSE staff is attached as Exhibit 99.1.

Section 9  Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press release of ZAP dated November 6, 2006 regarding NYSE notification.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: November 6, 2006	By: /s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer

ZAP
EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Press release of ZAP dated November 6, 2006 regarding NYSE notification.